Exhibit 99.1

Press Release
For Immediate Release	Contact:	Christopher D. Myers
President & CEO
(909) 980-4030

CVB Financial Corp. Chief Financial Officer Announces Retirement

Ontario, CA, July 26, 2010 Chris Myers, President and Chief Executive Officer of Citizens Business Bank announced the December 31, 2010 projected retirement of Edward J. Biebrich, Jr., Executive Vice President and Chief Financial Officer for the Bank and CVB Financial Corp, the bank’s holding company.

“Ed has enjoyed a very successful 12-year career with Citizens Business Bank,” stated Chris Myers, President and CEO. Mr. Biebrich joined the Bank in February of 1998 bringing extensive experience and expertise in banking and finance, as well as the private business sector.

Under Biebrich’s financial leadership, the Bank has grown from $1.8 billion to $6.9 billion in assets. Net earnings have grown from $24.1 million in 1998 to over $65 million in 2009. “Ed has assembled and led a first-rate team of financial accounting and investment professionals. In addition, Ed has meant a lot more to this organization in terms of his overall leadership related to strategy, teamwork, and ethics. He will be truly missed,” commented Myers.

Citizens Business Bank is a financial services company based in Ontario, California. The Bank serves 42 cities with 44 business financial centers and six commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

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